Exhibit 99.1

Walker & Dunlop Q4 Revenues up 61% to $350 Million

and Net Income up 94% to $83 Million

FOURTH QUARTER 2020 HIGHLIGHTS

●	Total revenues of $349.7 million, up 61% from Q4’19
●	Total transaction volume of $14.2 billion, up 45% from Q4’19
●	Net income of $83.1 million, up 94% from Q4’19 and diluted earnings per share of $2.59, up 93% from Q4’19
●	Servicing portfolio of $107.2 billion at December 31, 2020, up 15% from December 31, 2019
●	Increased quarterly dividend by 39% to $0.50 per share

FULL-YEAR 2020 HIGHLIGHTS

●	Record total revenues of $1.1 billion, up 33% from 2019
●	Total transaction volume of $41.1 billion, up 29% from 2019
●	Net income of $246.2 million, up 42% from 2019 and diluted earnings per share of $7.69, up 41% from 2019

Bethesda, MD – February 4, 2021 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported fourth quarter 2020 total revenues of $349.7 million, an increase of 61% over the fourth quarter of 2019. Net income for the fourth quarter of 2020 was $83.1 million, or $2.59 per diluted share, up 94% and 93%, respectively, from the fourth quarter of 2019. Fourth quarter 2020 adjusted EBITDA(1) was $58.2 million, down 9% over the same period in 2019. Fourth quarter total transaction volume increased 45% from the fourth quarter of 2019 to $14.2 billion, with debt financing and property sales volume up 45% and 44%, respectively. The Company’s Board of Directors authorized an increase in the quarterly dividend by 39% to $0.50 per share.

Willy Walker, Chairman and CEO commented, "Our fourth-quarter financial performance was exceptional, closing out a transformative year for Walker & Dunlop, with our people, brand, and technology coming together to produce fantastic results for our clients and shareholders. These same growth drivers also contributed to our success in capturing new clients and loans to the company – in 2020, 66% of the loans we refinanced were new to Walker & Dunlop, and 23% of our total transaction volume was with new clients who had never worked with us before. Further, we ended the year with record volumes across the board, generating total debt financing and property sales volume of $41.1 billion, up 29% from 2019, which pushed annual total revenues to $1.1 billion, exceeding the target we established in 2015 to double revenues in five years. All of these achievements during the year contributed to record diluted earnings per share of $7.69, up 41% over 2019."

Mr. Walker continued, "Despite the many challenges that 2020 presented, our team continued to deliver for our clients, our communities, and one another every single day. As we move into 2021 and focus on our new five-year growth plan, the Drive to '25, we will continue to attract top talent to the platform, expand our brand through innovative marketing solutions, and use technology to be more insightful to clients, all helping us in our pursuit to become the premier commercial real estate finance company in the United States.”

Fourth quarter 2020 Earnings Release

FOURTH QUARTER 2020 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q4 2020	Q4 2019	$ Variance	% Variance
Fannie Mae	$3,891,649	$1,692,839	$2,198,810	130%
Freddie Mac	2,685,359	1,526,321	1,159,038	76
Ginnie Mae - HUD	844,221	197,350	646,871	328
Brokered	3,768,689	3,884,101	(115,412)	(3)
Principal Lending and Investing (2)	152,831	532,434	(379,603)	(71)
Debt financing volume	$11,342,749	$7,833,045	$3,509,704	45%
Property sales volume	2,846,276	1,979,010	867,266	44
Total transaction volume	$14,189,025	$9,812,055	$4,376,970	45%

Discussion of Results:

●	Agency volumes increased by 117% in the fourth quarter of 2020 compared to the fourth quarter of 2019, reflecting continued strong demand for multifamily assets by commercial real estate investors, and the Company’s investments in people, brand and technology.
●	Brokered volume was down slightly in the fourth quarter of 2020 compared to the fourth quarter of 2019 but has increased significantly from the second and third quarters of 2020. Although private capital providers continue to be cautious as a result of the market uncertainty related to the COVID-19 pandemic, financing on asset classes outside of multifamily and industrial picked up in the quarter compared to earlier in the year.
●	Property sales volume grew year over year due to the strong growth in our investment sales business and an overall healthy multifamily acquisitions market.

MANAGED PORTFOLIO
(dollars in thousands)	Q4 2020	Q4 2019	$ Variance	% Variance
Fannie Mae	$48,818,185	$40,049,095	$8,769,090	22%
Freddie Mac	37,072,587	32,583,842	4,488,745	14
Ginnie Mae - HUD	9,606,506	9,972,989	(366,483)	(4)
Brokered	11,419,372	10,151,120	1,268,252	12
Principal Lending and Investing	295,322	468,123	(172,801)	(37)
Total servicing portfolio	$107,211,972	$93,225,169	$13,986,803	15%
Assets under management	1,816,421	1,958,078	(141,657)	(7)
Total Managed Portfolio	$109,028,393	$95,183,247	$13,845,146	15%
Weighted-average servicing fee rate (basis points)	24.0	23.2
Weighted-average remaining servicing portfolio term (years)	9.4	9.6

Discussion of Results:

●	Our servicing portfolio continues to experience steady growth due to our significant Agency debt financing volumes and relatively few maturities and prepayments over the past year.
●	During the fourth quarter of 2020, we added $3.8 billion of net loans to our servicing portfolio, and over the past 12 months, we added $14.0 billion of net loans to our servicing portfolio, 95% of which were Fannie Mae and Freddie Mac loans.
●	Only $5.1 billion of Agency loans in our servicing portfolio, with a weighted-average servicing fee of 22.4 basis points, are scheduled to mature over the next two years.

Fourth quarter 2020 Earnings Release

●	The increase in the weighted-average servicing fee was due primarily to an increase in Fannie Mae loans as a percentage of the overall servicing portfolio year over year.
●	We added net mortgage servicing rights (“MSRs”) from originations of $57.2 million in the quarter and $144.0 million over the past 12 months.
●	The MSRs associated with our servicing portfolio had a fair value of $1.1 billion as of December 31, 2020, compared to $910.5 million as of December 31, 2019.
●	Assets under management (“AUM”) as of December 31, 2020 primarily consisted of $1.3 billion of loans and funds managed by WDIP and $558.1 million of loans in our interim lending joint venture. The year over year decrease in AUM is principally related to payoffs outpacing originations in our interim lending joint venture partially offset by WDIP’s fundraising activity over the past 12 months.

REVENUES
(dollars in thousands)	Q4 2020	Q4 2019	$ Variance	% Variance
Loan origination and debt brokerage fees, net	$120,956	$69,921	$51,035	73%
Fair value of expected net cash flows from servicing, net ("MSR income")	121,566	47,771	73,795	154
Servicing fees	63,240	55,126	8,114	15
Net warehouse interest income, LHFS	5,261	769	4,492	584
Net warehouse interest income, LHFI	1,611	5,326	(3,715)	(70)
Escrow earnings and other interest income	2,566	12,988	(10,422)	(80)
Property sales broker fees	18,180	11,065	7,115	64
Other revenues	16,329	14,224	2,105	15
Total revenues	$349,709	$217,190	$132,519	61%
Key revenue metrics (as a percentage of debt financing volume):
Origination related fees (3)	1.08%	0.93%
MSR income (3)	1.09	0.65
MSR income - Agency loans (4)	1.64	1.40

Discussion of Results:

●	The increase in loan origination and debt brokerage fees was driven by the 45% increase in overall debt financing volume and an increase in the volume of Agency loans as a percentage of overall debt financing volume.
●	An increase in the volume of Fannie Mae loans as a percentage of Agency debt financing volumes, coupled with increases in the weighted average servicing fee on Fannie Mae loans led to the increase in MSR income from Agency loans as a percentage of debt financing volume.
●	The $14.0 billion net increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year, coupled with the increase in the servicing portfolio’s weighted-average servicing fee.
●	The increase in net warehouse interest income from loans held for sale (“LHFS”) was due to a 131% increase in the average balance of LHFS outstanding and an increase in the net spread from 30 basis points in 2019 to 89 basis points in 2020 as the rate on mortgage loans from which we receive interest income declined at a slower rate than the short-term interest rates we pay for our warehouse borrowings.
●	The decrease in net warehouse interest income from loans held for investment (“LHFI”) was due to a smaller average balance of loans outstanding and a substantial decrease in the net spread. During 2019, the Company held a larger balance of loans that were fully funded with corporate cash, resulting in an overall higher net spread. During 2020, a much smaller balance of loans was fully funded with corporate cash.

Fourth quarter 2020 Earnings Release

●	Escrow earnings and other interest income decreased due to a substantial year over year decrease in short-term interest rates, upon which our earnings rates are based.
●	The increase in property sales broker fees was driven by the increase in property sales volume year over year.

EXPENSES
(dollars in thousands)	Q4 2020	Q4 2019	$ Variance	% Variance
Personnel	$157,826	$97,082	$60,744	63%
Amortization and depreciation	45,013	39,552	5,461	14
Provision (benefit) for credit losses	5,450	4,409	1,041	24
Interest expense on corporate debt	1,826	3,292	(1,466)	(45)
Other operating expenses	22,258	14,881	7,377	50
Total expenses	$232,373	$159,216	$73,157	46%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	45%	45%
Other operating expenses	6	7

Discussion of Results:

●	The increase in personnel expenses was largely the result of (i) an increase in commissions expense driven by the increase in loan origination and debt brokerage fees, (ii) an increase in the annual bonus expense driven by our record financial performance, and (iii) an increase in salaries and benefits resulting from an increase in average headcount as we continue to scale our business through strategic acquisitions and organic hiring.
●	Amortization and depreciation increased primarily due to growth in the average balance of MSRs outstanding year over year.
●	The increase in provision for credit losses in the fourth quarter of 2020 was primarily a result of the implementation of the current expected credit loss (“CECL”) accounting standard in the first quarter of 2020, where the allowances are calculated based on an expected lifetime credit loss methodology as compared to the incurred loss methodology. The CECL implementation resulted in higher allowance balances in 2020, despite continued strong credit performance of our at-risk and balance sheet portfolios. Additionally, in 2019 we had an elevated provision expense of $4.4 million as a result of one defaulted loan. We have not experienced a significant deterioration in the overall credit quality of the at-risk servicing or balance sheet portfolios due to the COVID-19 pandemic.
●	The decrease in the interest expense on corporate debt was driven by the decrease in the average 30-day LIBOR upon which our long-term debt interest was based and the repricing of the debt in the fourth quarter of 2019.
●	The increase in other operating expenses is primarily related to the write-off of previously capitalized software implementation costs related to a planned servicing system conversion that was terminated in the quarter.

Fourth quarter 2020 Earnings Release

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q4 2020	Q4 2019	$ Variance	% Variance
Walker & Dunlop net income	$83,099	$42,916	$40,183	94%
Adjusted EBITDA	58,161	64,076	(5,915)	(9)
Diluted EPS	$2.59	$1.34	$1.25	93%
Operating margin	34%	27%
Return on equity	29	17

Discussion of Results:

●	The increase in net income was the result of a 102% increase in income from operations, as the growth in total revenues outpaced the increase in total expenses during the fourth quarter. MSR income was one of the primary drivers in the increase in revenues with a 154% year over year increase.
●	Adjusted EBITDA decreased year over year due to lower escrow interest income and increases in personnel and other operating costs outpacing increases in loan origination and debt brokerage fees, servicing fees, and property sales broker fees.

KEY CREDIT METRICS
(dollars in thousands)	Q4 2020	Q4 2019	$ Variance	% Variance
At-risk servicing portfolio (5)	$44,483,676	$36,699,969	$7,783,707	21%
Maximum exposure to at-risk portfolio (6)	9,032,083	7,488,985	1,543,098	21
Defaulted loans	$48,481	$48,481	$—	-%
Key credit metrics (as a percentage of the at-risk portfolio):
Defaulted loans	0.11%	0.13%
Allowance for risk-sharing	0.17	0.03
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.83%	0.15%

Discussion of Results:

●	Our at-risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae volume during the past 12 months. As of December 31, 2020, there were two defaulted loans that were provisioned for during the first and fourth quarters of 2019. Both properties have been foreclosed on and final settlement of any losses will occur in the future upon disposition of the assets by Fannie Mae.
●	Pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act, Fannie Mae instituted a mortgage forbearance program in April 2020 in response to the COVID-19 crisis. Under the terms of the forbearance program, borrowers impacted by COVID-19 can request that debt service payments be deferred for a period of up to three months, after which the deferred payments must be repaid over a 12-month period. As of December 31, 2020, we had granted COVID-19-related forbearance on 14 loans in our at-risk servicing portfolio with three loans totaling $50.0 million in unpaid principal balance still in forbearance at the end of the quarter.
●	The allowance for risk-sharing as a percentage of the at-risk portfolio increased due to the implementation of CECL during 2020 and due to our forecast of an increase in short-term future losses as a result of the COVID-19 pandemic. To date, we have not experienced a significant deterioration in the overall credit quality of the at-risk servicing portfolio due to the COVID-19 pandemic.
●	The on-balance sheet interim loan portfolio, which is comprised of loans that the Company has full risk of loss, was $295.3 million at December 31, 2020 compared to $476.1 million at December 31, 2019. There was one defaulted loan in our interim loan portfolio at December 31, 2020, which defaulted and was partially provisioned for during 2019. We increased the allowance on that loan during the third and fourth quarters of 2020. All other loans in the on-balance sheet interim loan

Fourth quarter 2020 Earnings Release

portfolio are current and performing as of December 31, 2020. The interim loan joint venture holds $484.8 million of loans as of December 31, 2020, for which the Company indirectly shares in a small portion of the risk of loss. All loans in the interim loan joint venture are current and performing as of December 31, 2020.

FULL-YEAR 2020 OPERATING RESULTS

YEAR-TO-DATE KEY PERFORMANCE METRICS
(dollars in thousands)	2020	2019	$ Variance	% Variance
Total revenues	$1,083,707	$817,219	$266,488	33%
Total expenses	753,441	586,868	166,573	28
Net income	246,177	173,373	72,804	42
Adjusted EBITDA	215,849	247,907	(32,058)	(13)
Transaction Volume	41,084,046	31,967,064	9,116,982	29%
Operating margin	30%	28%
Return on equity	23	18

Discussion of Results:

●	The increase in total revenues was largely driven by:
o	Loan origination and debt brokerage fees increasing by 39%, which was largely related to an increase in debt financing volume;
o	MSR income increasing by 98%, which was attributable to the overall increase in Agency lending volume and an increase in the weighted-average servicing fee on Fannie Mae loan volume;
o	Servicing fees increasing by 10% related to growth in our servicing portfolio and net warehouse interest income increasing 14% as a result of a substantially larger average balance of loans held for sale and a sharp increase in the spread on these loans; and
o	The increases were partially offset by a 68% decline in escrow earnings and other interest income due to a substantial decline in short-term interest rates.
●	The increase in total expenses was primarily driven by:
o	Personnel expense increasing by 35% due to (i) an increase in commissions expense resulting from higher loan origination and debt brokerage fees due to the growth in debt financing volume, (ii) an increase in the annual bonus expense driven by our record Company financial performance year over year, (iii) higher salaries and benefits expenses resulting from a rise in average headcount due to the continued growth of our business, and (iv) higher retention costs due to the hiring of bankers and brokers over the past year. Personnel expenses as a percentage of total revenues increased only slightly to 43% from 42% year over year despite the increased expenses;

o	Amortization and depreciation costs increasing by 11% due to an increase in the average balance of MSRs outstanding and an increase in write offs due to prepayments year over year;

o	Provision for credit losses increasing mainly from the impact of CECL implementation in the first quarter of 2020. During the first quarter of 2020, the Company recorded a provision expense of $23.6 million as a result of an increase in expected losses in the at-risk servicing portfolio due to the COVID-19 related deterioration in economic conditions. The Company has recorded additional provision expense of $13.8 million during the subsequent quarters in 2020, primarily related to the increase in the at-risk servicing portfolio balance and a defaulted interim loan for which we recorded additional expense in the third and fourth quarters of 2020.

Fourth quarter 2020 Earnings Release

●	Net income for the years ended December 31, 2020 and 2019 was $246.2 million and $173.4 million, respectively. The 42% increase in net income was primarily a result of a 43% increase in income from operations.

●	Adjusted EBITDA for the years ended December 31, 2020 and 2019 was $215.9 million and $247.9 million, respectively. The 13% decrease was largely driven by the decrease in escrow earnings and an increase in personnel and other operating expenses, partially offset by increases in loan origination and debt brokerage fees and servicing fees.

●	Total transaction volume for the years ended December 31, 2020 was $41.1 billion, a 29% increase from the same period last year.

●	Operating margin for the years ended December 31, 2020 and 2019 was 30% and 28%, respectively. The increase in operating margin was due to a 33% increase in total revenues compared to a 28% increase in total expenses year over year.

●	For the year ended December 31, 2020 and 2019, return on equity was 23% and 18%, respectively.

DIVIDENDS AND SHARE REPURCHASES

On February 3, 2021, our Board of Directors declared a dividend of $0.50 per share for the first quarter of 2021, a 39% increase from the quarterly dividends declared in 2020. The dividend will be paid March 11, 2021 to all holders of record of our restricted and unrestricted common stock as of February 22, 2021.

During the first quarter of 2020, the Company’s Board of Directors approved a stock repurchase program that permits the repurchase of up to $50.0 million of the Company’s common stock over a 12-month period beginning on February 11, 2020. During the year ended December 31, 2020, the Company repurchased 459 thousand shares of its common stock under the share repurchase program at a weighted-average price of $56.77 per share. As of December 31, 2020, the Company had $23.9 million of authorized share repurchase capacity remaining under the 2020 share repurchase program.

On February 3, 2021, the Company’s Board of Directors authorized the repurchase of up to $75 million of the Company’s outstanding common stock over the coming one-year period (“2021 Share Repurchase Program”).

Any future purchases made pursuant to the 2021 Share Repurchase Program will be made in the open market or in privately negotiated transactions from time to time as permitted by federal securities laws and other legal requirements. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors. The repurchase program may be suspended or discontinued at any time.

(1)	Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance. For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”
(2)	Includes debt financing volumes from our interim loan platform, our interim loan joint venture, and WDIP separate accounts.
(3)	Excludes the income and debt financing volume from Principal Lending and Investing.
(4)	MSR income as a percentage of Agency volume.
(5)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(6)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Fourth quarter 2020 Earnings Release

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, February 4, 2021 at 8:30 a.m. Eastern time. Listeners can access the webcast via the link: https://walkerdunlop.zoom.us/webinar/register/WN_AuDjEvllR9i14yD-GIYm6w or by dialing +1 408 901 0584, Webinar ID 950 5361 4334, Password 857934. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States. The Company provides a comprehensive range of capital solutions for all commercial real estate asset classes, as well as investment sales brokerage services to owners of multifamily properties. Walker & Dunlop is included on the S&P SmallCap 600 Index and was ranked as one of FORTUNE Magazine’s Fastest Growing Companies in 2014, 2017, and 2018. Walker & Dunlop’s 950+ professionals in 41 offices across the nation have an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as the fair value of expected net cash flows from servicing, net. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

●	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
●	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
●	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans, or intentions.

Fourth quarter 2020 Earnings Release

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) the impact of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, including due to its principal and interest advance obligations on Fannie Mae and Ginnie Mae loans it services, and the domestic economy, (2) general economic conditions and multifamily and commercial real estate market conditions, (3) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (4) our ability to retain and attract loan originators and other professionals, and (5) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any updates or supplements in subsequent Quarterly Reports on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Fourth quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
(in thousands)
Assets
Cash and cash equivalents	$321,097	$294,873	$275,202	$205,309	$120,685
Restricted cash	19,432	12,383	10,894	30,745	8,677
Pledged securities, at fair value	137,236	134,295	128,296	121,495	121,767
Loans held for sale, at fair value	2,449,198	3,227,287	1,733,598	1,186,577	787,035
Loans held for investment, net	360,402	342,056	404,527	454,213	543,542
Mortgage servicing rights	862,813	805,655	778,269	722,486	718,799
Goodwill and other intangible assets	250,838	251,002	251,165	247,257	182,959
Derivative assets	49,786	37,290	27,085	158,233	15,568
Receivables, net	65,735	51,837	50,188	52,185	52,146
Other assets	134,438	143,025	133,825	133,475	124,021
Total assets	$4,650,975	$5,299,703	$3,793,049	$3,311,975	$2,675,199

Liabilities
Warehouse notes payable	$2,517,156	$3,328,327	$1,863,654	$1,305,846	$906,128
Note payable	291,593	292,272	292,819	293,371	293,964
Guaranty obligation, net	52,306	53,474	54,872	55,758	54,695
Allowance for risk-sharing obligations	75,313	70,495	69,191	64,110	11,471
Derivative liabilities	5,066	3,858	13,739	172,623	36
Performance deposits from borrowers	14,468	9,079	11,696	29,575	7,996
Other liabilities	498,851	427,073	396,527	347,377	358,624
Total liabilities	$3,454,753	$4,184,578	$2,702,498	$2,268,660	$1,632,914

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	307	306	304	303	300
Additional paid-in capital	241,004	230,302	238,094	236,007	237,877
Accumulated other comprehensive income (loss)	1,968	1,468	249	(1,181)	737
Retained earnings	952,943	883,049	851,904	801,139	796,775
Total stockholders’ equity	$1,196,222	$1,115,125	$1,090,551	$1,036,268	$1,035,689
Noncontrolling interests	—	—	—	7,047	6,596
Total equity	$1,196,222	$1,115,125	$1,090,551	$1,043,315	$1,042,285
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$4,650,975	$5,299,703	$3,793,049	$3,311,975	$2,675,199

Fourth quarter 2020 Earnings Release

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands, except per share amounts)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
Revenues
Loan origination and debt brokerage fees, net	$120,956	$83,825	$77,907	$76,373	$69,921	$359,061	$258,471
Fair value of expected net cash flows from servicing, net	121,566	78,065	90,369	68,000	47,771	358,000	180,766
Servicing fees	63,240	60,265	56,862	55,434	55,126	235,801	214,550
Net warehouse interest income	6,872	7,558	9,401	5,495	6,095	29,326	25,699
Escrow earnings and other interest income	2,566	2,275	2,671	10,743	12,988	18,255	56,835
Other revenues	34,509	15,028	15,615	18,112	25,289	83,264	80,898
Total revenues	$349,709	$247,016	$252,825	$234,157	$217,190	$1,083,707	$817,219

Expenses
Personnel	$157,826	$114,548	$106,920	$89,525	$97,082	$468,819	$346,168
Amortization and depreciation	45,013	41,919	42,317	39,762	39,552	169,011	152,472
Provision for credit losses	5,450	3,483	4,903	23,643	4,409	37,479	7,273
Interest expense on corporate debt	1,826	1,786	2,078	2,860	3,292	8,550	14,359
Other operating expenses	22,258	16,165	13,069	18,090	14,881	69,582	66,596
Total expenses	$232,373	$177,901	$169,287	$173,880	$159,216	$753,441	$586,868
Income from operations	$117,336	$69,115	$83,538	$60,277	$57,974	$330,266	$230,351
Income tax expense	34,237	15,925	21,479	12,672	15,019	84,313	57,121
Net income before noncontrolling interests	$83,099	$53,190	$62,059	$47,605	$42,955	$245,953	$173,230
Less: net income (loss) from noncontrolling interests	—	—	—	(224)	39	(224)	(143)
Walker & Dunlop net income	$83,099	$53,190	$62,059	$47,829	$42,916	$246,177	$173,373
Net change in unrealized gains and losses on pledged available-for-sale securities	500	1,219	1,430	(1,917)	(278)	1,232	812
Walker & Dunlop comprehensive income	$83,599	$54,409	$63,489	$45,912	$42,638	$247,409	$174,185

Basic earnings per share	$2.63	$1.69	$1.98	$1.53	$1.38	$7.85	$5.61
Diluted earnings per share	2.59	1.66	1.95	1.49	1.34	7.69	5.45
Cash dividends declared per common share	0.36	0.36	0.36	0.36	0.30	1.44	1.20

Basic weighted-average shares outstanding	30,635	30,560	30,352	30,226	29,996	30,444	29,913
Diluted weighted-average shares outstanding	31,227	31,074	30,860	31,160	30,976	31,083	30,815

Fourth quarter 2020 Earnings Release

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Years ended
						December 31,
(dollars in thousands, except per share data)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
Transaction Volume:
Components of Debt Financing Volume
Fannie Mae	$3,891,649	$1,977,607	$2,762,299	$4,171,491	$1,692,839	$12,803,046	$8,045,499
Freddie Mac	2,685,359	3,136,313	1,769,280	997,796	1,526,321	8,588,748	6,380,210
Ginnie Mae - HUD	844,221	373,480	640,150	354,687	197,350	2,212,538	848,359
Brokered (1)	3,768,689	1,711,541	1,495,500	3,993,885	3,884,101	10,969,615	10,363,953
Principal Lending and Investing (2)	152,831	105,488	14,091	107,950	532,434	380,360	935,941
Total Debt Financing Volume	$11,342,749	$7,304,429	$6,681,320	$9,625,809	$7,833,045	$34,954,307	$26,573,962
Property Sales Volume	2,846,276	1,106,162	446,684	1,730,617	1,979,010	6,129,739	5,393,102
Total Transaction Volume	$14,189,025	$8,410,591	$7,128,004	$11,356,426	$9,812,055	$41,084,046	$31,967,064

Key Performance Metrics:
Operating margin	34%	28%	33%	26%	27%	30%	28%
Return on equity	29	20	23	19	17	23	18
Walker & Dunlop net income	$83,099	$53,190	$62,059	$47,829	$42,916	$246,177	$173,373
Adjusted EBITDA (3)	58,161	45,165	48,394	64,129	64,076	215,849	247,907
Diluted EPS	2.59	1.66	1.95	1.49	1.34	7.69	5.45

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	45%	46%	42%	38%	45%	43%	42%
Other operating expenses	6	7	5	8	7	6	8
Key Revenue Metrics (as a percentage of debt financing volume):
Origination related fees (4)	1.08%	1.15%	1.17%	0.79%	0.93%	1.04%	1.00%
Gains attributable to MSRs (5)	1.09	1.08	1.36	0.71	0.65	1.04	0.71
Gains attributable to MSRs - Agency (6)	1.64	1.42	1.75	1.23	1.40	1.52	1.18

Other Data:
Market capitalization at period end	$2,822,970	$1,657,545	$1,580,183	$1,250,860	$1,995,236
Closing share price at period end	$92.02	$53.00	$50.81	$40.27	$64.68
Average headcount	870	887	860	837	815

Components of Servicing Portfolio:
Fannie Mae	$48,818,185	$46,224,549	$45,160,004	$41,166,040	$40,049,095
Freddie Mac	37,072,587	35,726,109	33,222,090	32,191,699	32,583,842
Ginnie Mae - HUD	9,606,506	9,639,820	9,749,888	9,750,696	9,972,989
Brokered (7)	11,419,372	11,513,521	11,519,629	11,326,492	10,151,120
Principal Lending and Investing (8)	295,322	273,754	336,473	387,314	468,123
Total Servicing Portfolio	$107,211,972	$103,377,753	$99,988,084	$94,822,241	$93,225,169
Assets under management (9)	1,816,421	1,936,679	1,884,673	2,001,984	1,958,078
Total Managed Portfolio	$109,028,393	$105,314,432	$101,872,757	$96,824,225	$95,183,247

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	24.0	23.4	23.3	23.3	23.2
Weighted-average remaining term (years)	9.4	9.4	9.5	9.5	9.6

(1)	Brokered transactions for life insurance companies, commercial banks, and other capital sources.
(2)	Includes debt financing volumes from our interim lending platform, our interim lending joint venture, and WDIP separate accounts.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)	Excludes the income and debt financing volume from Principal Lending and Investing.
(5)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained. Excludes the income and debt financing volume from Principal Lending and Investing.
(6)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(7)	Brokered loans serviced primarily for life insurance companies.
(8)	Consists of interim loans not managed for our interim loan joint venture.
(9)	Interim loans serviced for our interim loan joint venture and WDIP assets under management.

Fourth quarter 2020 Earnings Release

KEY CREDIT METRICS

Unaudited

	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2020	2020	2020	2020	2019
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$39,835,534	$37,018,792	$35,707,326	$34,148,159	$33,063,130
Fannie Mae Modified Risk	8,948,472	9,165,490	9,411,097	6,973,167	6,939,349
Freddie Mac Modified Risk	37,018	52,685	52,696	52,706	52,817
Total risk-sharing servicing portfolio	$48,821,024	$46,236,967	$45,171,119	$41,174,032	$40,055,296

Non-risk-sharing servicing portfolio:
Fannie Mae No Risk	$34,180	$40,267	$41,581	$44,715	$46,616
Freddie Mac No Risk	37,035,568	35,673,424	33,169,394	32,138,992	32,531,025
GNMA - HUD No Risk	9,606,506	9,639,820	9,749,888	9,750,696	9,972,989
Brokered	11,419,372	11,513,521	11,519,629	11,326,492	10,151,120
Total non-risk-sharing servicing portfolio	$58,095,626	$56,867,032	$54,480,492	$53,260,895	$52,701,750
Total loans serviced for others	$106,916,650	$103,103,999	$99,651,611	$94,434,927	$92,757,046
Interim loans (full risk) servicing portfolio	295,322	273,754	336,473	387,314	468,123
Total servicing portfolio unpaid principal balance	$107,211,972	$103,377,753	$99,988,084	$94,822,241	$93,225,169

Interim Loan Joint Venture Managed Loans (1)	$558,161	$639,466	$695,267	$802,559	$741,000

At-risk servicing portfolio (2)	$44,483,676	$41,848,548	$40,640,024	$37,864,262	$36,699,969
Maximum exposure to at-risk portfolio (3)	9,032,083	8,497,807	8,266,261	7,729,120	7,488,985
Defaulted loans	48,481	48,481	48,481	48,481	48,481
Specifically identified at-risk loan balances associated with allowance for risk-sharing obligations	48,481	48,481	48,481	48,481	48,481

Defaulted loans as a percentage of the at-risk portfolio	0.11%	0.12%	0.12%	0.13%	0.13%
Allowance for risk-sharing as a percentage of the at-risk portfolio	0.17	0.17	0.17	0.17	0.03
Allowance for risk-sharing as a percentage of maximum exposure	0.83	0.83	0.84	0.83	0.15

(1)	Includes $73.3 million as of December 31, 2020 and September 30, 2020, $71.1 million as of June 30, 2020 and March 31 2020, and $70.5 million as of December 31, 2019 of loans managed directly for our interim loan joint venture partner and interim loan joint venture managed loans. We indirectly share in a portion of the risk of loss associated with interim loan joint venture managed loans through our 15% equity ownership in the joint venture. We have no exposure to risk of loss for the loans serviced directly for our interim loan joint venture partner. The balance of this line is included as a component of assets under management in the Supplemental Operating Data table.
(2)	At-risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at-risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at-risk portfolio. For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at-risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.
(3)	Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

Fourth quarter 2020 Earnings Release

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	Quarterly Trends					Years ended
						December 31,
(in thousands)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019	2020	2019
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$83,099	$53,190	$62,059	$47,829	$42,916	$246,177	$173,373
Income tax expense	34,237	15,925	21,479	12,672	15,019	84,313	57,121
Interest expense on corporate debt	1,826	1,786	2,078	2,860	3,292	8,550	14,359
Amortization and depreciation	45,013	41,919	42,317	39,762	39,552	169,011	152,472
Provision (benefit) for credit losses	5,450	3,483	4,903	23,643	4,409	37,479	7,273
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	10,102	6,927	5,927	5,363	6,659	28,319	24,075
Fair value of expected net cash flows from servicing, net	(121,566)	(78,065)	(90,369)	(68,000)	(47,771)	(358,000)	(180,766)
Adjusted EBITDA	$58,161	$45,165	$48,394	$64,129	$64,076	$215,849	$247,907